Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-283818) and the related Prospectus of PodcastOne, Inc. of our report dated July 1, 2024, relating to the consolidated financial statements of PodcastOne, Inc. as of March 31, 2024, which report appears in the Annual Report on Form 10-K of PodcastOne, Inc. for the year ended March 31, 2024. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in the Prospectus constituting a part of this Registration Statement.

/s/ Macias Gini & O’Connell LLP

Los Angeles, California

January 23, 2025